Exhibit 77Q3(a)(i)

                        REGISTRANT'S CERTIFYING OFFICERS




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           Item 77Q3(a)(i)

           The registrant's certifying officers have reasonably designed such disclosure controls and procedures to ensure material information relating to the registrant is made known to us by others particularly during the period in which this report is being prepared. The registrant's certifying officers have determined that the registrant's disclosure controls and procedures are effective based on our evaluation of these controls and procedures as of a date within 90 days prior to the filing date of this report.